Exhibit 99.1
NEWS RELEASE

CONTACT:	Matt Asensio, Media Relations - Matthew.Asensio@cigna.com, 860-226-2599
Ted Detrick, Investor Relations - Edwin.Detrick@cigna.com, 215-761-1414

Michelle Gass Appointed to Cigna Board of Directors

BLOOMFIELD, Conn. – April 23, 2014 – Cigna Corporation (NYSE:CI) today announced that Michelle Gass has been appointed to the Cigna Board of Directors, effective immediately, and will serve on the Board’s Corporate Governance and Audit Committees.

Ms. Gass, 46, is the Chief Customer Officer of Kohl’s Corporation with leadership responsibility for Kohl’s omni-channel platform, ecommerce business, and marketing, public relations, and branding strategies across all channels.  Prior to joining Kohl’s in June 2013, Ms. Gass spent more than 16 years with Starbucks Corporation in a variety of senior leadership roles which included leading the Europe and Middle East operations as President, Starbucks EMEA, as well as leading global strategy, marketing and category management during her tenure there.  Before Starbucks, Ms. Gass worked in marketing and new product development with The Procter & Gamble Company.

“We are delighted to have Michelle join the Board,” said David M. Cordani, Cigna President and Chief Executive Officer.  “Michelle’s experience at some of the world’s most successful consumer companies will be invaluable to Cigna as we continue to deliver more personalized products and services to our customers and clients in a highly dynamic environment.”

“Michelle’s global, customer-focused expertise will add tremendous value to the Cigna Board and will enhance the Corporation’s continued execution of its ‘Go Deep, Go Global, Go Individual’ strategy,” said Isaiah Harris, Jr., Cigna Chairman of the Board.

For more information on Cigna's Board of Directors, go to http://www.cigna.com/about-us/corporate-governance/.

About Cigna

Cigna Corporation (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. All products and services are provided exclusively through operating subsidiaries of Cigna Corporation, including Connecticut General Life Insurance Company, Cigna Health and Life Insurance Company, Life Insurance Company of North America, Cigna Life Insurance Company of New York and their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy and vision care benefits, and other related products including group disability, life, and accident coverage. Cigna has sales capability in over 30 countries and jurisdictions, with over 80 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.